Exhibit 99.1

Ideanomics Delays Filing of Annual Report on Form 10-K

NEW YORK  (Mar 15 2022) /PRNewswire/ -- Ideanomics (NASDAQ: IDEX) ("Ideanomics" or the "Company") today announced that the filing of its Annual Report on Form 10-K for the year ended December 31, 2021 (the “Form 10-K”) would not occur prior to the extended March 16, 2022 deadline.

On March 2, 2022, the Company filed a Notification of Late Filing on Form 12b-25 (the “Form 12b-25”), indicating that the filing of its Form 10-K will be delayed. Although the Company has dedicated significant resources to the completion of finalizing its audited consolidated financial statements and related disclosures for inclusion in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the required assessment of its internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act, the Company is unable to file its Annual Report on Form 10-K for the period ending December 31, 2021 (the “Form 10-K”) prior to March 16, 2022, the extension period provided by the 12b-25. Additional time is needed by the Company to complete its review of the financial statements included in the Form 10-K in order to ensure a complete, accurate Annual Report. The delay is due primarily to additional information and investigation needed in relation to the Company’s China operations in order to complete the audit. The Company is working diligently to complete the audit and file the 10-K as soon as practicable.

About Ideanomics

Ideanomics (NASDAQ: IDEX) is a global group with a simple mission: to accelerate the commercial adoption of electric vehicles. By bringing together vehicles and charging technology with design, implementation, and financial services, we provide the completeness of solutions needed for the commercial world to commit to an EV future. To keep up with Ideanomics, please follow the company on social @ideanomicshq or visit https://ideanomics.com.

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the federal securities laws. All statements other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," or similar expressions, involve known and unknown risks and uncertainties, and include the statement regarding the completion of the business combination within a certain period of time, if ever. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of risks and uncertainties, such as risks related to: our ability to obtain necessary regulatory approvals and other risks and uncertainties disclosed under the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on the SEC website at www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Investor Relations and Media Contact

Ideanomics,Inc.

Tony Sklar, SVP of Investor Relations

1441 Broadway, Suite 5116 New York, NY 10018.

Email: ir@ideanomics.com